UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2020

GLOBAL WATER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware		001-37756	90-0632193
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(IRS Employer Identification No.)

21410 N. 19th Avenue #220
Phoenix,	Arizona		85027
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (480) 360-7775
Not Applicable
(Former name or former address, if changed since last report)

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GWRS	The NASDAQ Stock Market, LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

Rate Case Materials

As described under Item 8.01 below, on August 28, 2020, the regulated subsidiaries of Global Water Resources, Inc. (the “Company”) each filed a rate case application and related schedules with the Arizona Corporation Commission (the “ACC”) for water and wastewater rates, based on a 2019 test year. The rate case applications are available on the ACC website at edocket.azcc.gov. The applications' ACC docket numbers are 20-0214 through 20-0224. The information on this website is not incorporated by reference into this Current Report on Form 8-K.
Item 8.01 Other Events.

On August 28, 2020, regulated subsidiaries of the Company each filed a rate case application with the ACC for water and wastewater rates.

The applications of Global Water – Santa Cruz Water Company, Inc. (“Santa Cruz”), Global Water – Red Rock Utilities Company, Inc. ("Red Rock") (water division), and Global Water – Picacho Cove Water Company, Inc. requested the consolidation of water rates for these utilities. Similarly, the applications for Global Water – Palo Verde Utilities Company, Inc. (“Palo Verde”), Red Rock (wastewater division), and Global Water – Picacho Cove Utilities Company, Inc. requested the consolidation of wastewater rates for these utilities. These utilities are all located in Pinal County; make up approximately 97% of the Company’s active service connections; and provide or will provide water, wastewater, and recycled water service. The Company has also requested the consolidation of several other of its smaller regulated utilities in Maricopa County into a single water utility and a single wastewater utility.

Additionally, the Company's 12 regulated utilities proposed a collective revenue requirement increase of $4.6 million (relative to expected revenues in 2021, which is the final year of the rate phase-in from the last rate case) based on a 2019 test year. Certain of the Company's utilities, including Santa Cruz and Palo Verde, have also requested that the rate increases be phased in over three years, beginning January 1, 2022. The consolidated overall rate increase, if approved as filed by the ACC, will result in the estimated average monthly residential bill for Santa Cruz and Palo Verde customers to increase approximately $4.93, $5.72, and $4.12 in the aggregate, in each of 2022, 2023, and 2024, respectively.

There can be no assurance that the ACC will approve the requested rate increases or any increase or the consolidation of water and wastewater rates detailed above, and the ACC could take other actions as a result of the rate case application. Further, it is possible that the ACC may determine to decrease future rates. There can also be no assurance as to the timing of when any approved rate increase (if any) would go into effect. The Company cannot speculate as to the ACC’s final determination of the application in any respect whatsoever.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL WATER RESOURCES, INC.

Date: September 2, 2020	/s/ Michael J. Liebman
Michael J. Liebman
Chief Financial Officer